EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120359, 333-64353, 333-04417, 333-28121, 333-34310 and 333-34396 on Form S-8 and Registration Statement No. 333-44935 on Form S-4 of our reports dated February 20, 2007, relating to the consolidated financial statements and financial statement schedule of Fiserv, Inc. (which report includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006, as described in Note 5) and management’s report on the effectiveness of internal control over financial reporting, appearing in this annual report on Form 10-K for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin

February 23, 2007